                                    23(d)(39)
      Sub-Advisory Agreement on behalf of Transamerica ProFund UltraBear VP

                        INVESTMENT SUB-ADVISORY AGREEMENT

This Agreement, dated May 1, 2009 (the "Effective Date"), is by and among Transamerica Asset Management, Inc., a Florida corporation (referred to herein as "TAM") and ProFund Advisors LLC, a Maryland limited liability company (referred to herein as the "Sub-adviser"). Each of TAM and the Sub-adviser are sometimes each referred to as a "Party."

TAM is the investment adviser to Transamerica Series Trust, a Delaware statutory trust (the "Trust") and an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the "1940 Act"). TAM wishes to engage the Sub-adviser to provide certain investment advisory services to the series of the Trust listed on Schedule A hereto (each, a "Fund"). The Sub-adviser desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

     1. APPOINTMENT. In accordance with the Investment Advisory Agreement between the Trust and TAM (the "Advisory Agreement"), TAM hereby appoints the Sub-adviser to act as investment sub-adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-adviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

     2. SUB-ADVISORY SERVICES. In its capacity as investment sub-adviser to the Fund, the Sub-adviser shall have the following responsibilities:

     (a) Subject to the supervision of the Trust's Board of Trustees (the "Board") and TAM, the Sub-adviser shall regularly provide the Fund with respect to such portion of the Fund's assets as shall be allocated to the Sub-adviser by TAM from time to time (the "Allocated Assets") with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund's investment objectives, policies and restrictions, as stated in the Fund's current Prospectus and Statement of Additional Information. The Sub-adviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions, all subject to the provisions of the Trust's Declaration of Trust and By-Laws (collectively, the "Governing Documents"), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Sub-adviser. The Sub-adviser shall ensure that the Fund is and will be adequately diversified in accordance with the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and Treas. Reg. Section
          1.817.5. The Sub-adviser's responsibility for providing investment research, advice, management and supervision to the Fund is limited to that discrete portion of the Fund represented by the Allocated Assets and the Sub-adviser is prohibited from directly or indirectly consulting with any other Sub-adviser for a portion of the Fund's assets concerning Fund transactions in securities or other assets. The Sub-adviser is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to: i) the custodian of the Fund as to deliveries of securities, posting of collateral and other investments and payments of cash for the account of the Fund;
          ii) any broker-dealer involved with executing investment transactions;
          iii) any futures commission merchant involved with executing investment transactions; iv) any investment contract counterparty; and
          v) any other party necessary to complete an investment transaction for the Fund. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

          Subject to the supervision of the Board and TAM, the Sub-adviser shall use its commercially reasonable efforts to identify the general types of investment contracts (including, but not limited to, derivatives
          (ISDA) agreements, retail or prime brokerage contracts, futures commission merchant agreements or other agreements necessary to open Fund accounts) required for the Sub-adviser to regularly provide the Fund sub-advisory services pursuant to the terms and conditions of this Agreement and to furnish a continuous investment program for the Allocated Assets consistent with the Fund's investment objectives, policies and restrictions, as stated in the Fund's current Prospectus and Statement of Additional Information.

          For the avoidance of doubt, the Sub-adviser shall not, however, have the responsibility to negotiate or enter into on behalf of the Fund:
          i) investment contracts (including, but not limited to, derivatives
          (ISDA)
          agreements, retail or prime brokerage contracts, futures commission merchant agreements or other agreements necessary to open Fund accounts); or ii) Fund service provider agreements.

     (b) The Sub-adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as may be interpreted by the SEC and/or its staff from time to time in accordance with applicable law) to the Fund and/or the other accounts over which the Sub-adviser or its affiliates exercise investment discretion. The Sub-adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Sub-adviser's authority regarding the execution of the Fund's portfolio transactions provided herein.

     (c) TAM, for itself and on behalf of the Fund, hereby authorizes any entity or person associated with the Sub-adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and TAM, for itself and on behalf of the Fund, hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Sub-adviser agrees that it will not deal with itself, or with Trustees of the Trust or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Sub-adviser or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by the Sub-adviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund's then-current Prospectus and Statement of Additional Information relative to the Sub-adviser and its members and officers.

     (d) Unless TAM advises the Sub-adviser in writing that the right to vote proxies has been expressly reserved to TAM or Transamerica Funds or otherwise delegated to another party, the Sub-adviser shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Sub-adviser's proxy voting policies and procedures without consultation with TAM. The Sub-adviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to TAM, upon request by TAM. Unless otherwise determined by the Trustees of the Trust or TAM and notified to the Sub-adviser, TAM shall have the responsibility to exercise or procure the exercise of any rights of the Fund with respect to any class action proceedings or other legal action concerning investments of the Allocated Assets.

     (e) The Sub-adviser will review the security valuations of the Allocated Assets on a daily basis. If the Sub-adviser believes that the Fund's carrying value for a security does not fairly represent the price that could be obtained for the security in a current market transaction, the Sub-adviser will notify TAM promptly. In addition, the Sub-adviser will be reasonably available to consult with TAM in the event of a pricing problem and to participate in the Trust's Valuation Committee meetings, provided that the Sub-adviser receives sufficient notice of such meetings. In connection therewith, TAM agrees that the Sub-adviser shall not be required to pay for engaging any third-party pricing services in order to comply with this sub-section.

     (f) Any duties, obligations, activities or actions necessary for the Fund to be in compliance with federal or state securities laws, not otherwise enumerated in this Section 2 and not otherwise allocated to Sub-adviser hereunder, shall be the obligation of the Fund or any of the Fund's other service providers.

     3. ACTIVITIES OF THE SUB-ADVISER. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for the Fund and one or more other accounts of the Sub-adviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Sub-adviser's policies and procedures as presented to the Board from time to time.

     4. ALLOCATION OF CHARGES AND EXPENSES. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by TAM or the Sub-adviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

     (a) TAM represents that the Fund shall pay (i) fees payable to TAM pursuant to the Advisory Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund's portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund's shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Trust's non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust's jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders' meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TAM); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of, or claim for damage or other relief asserted against, the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Fund.

     (b) TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall also pay all fees payable to the Sub-adviser pursuant to this Agreement.

     (c) The Sub-adviser shall pay all expenses incurred by it in the performance of its duties under this Agreement.

     5. OBLIGATION TO PROVIDE INFORMATION. Each party's obligation to provide information shall be as follows:

     (a) TAM shall cause the Sub-adviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund's affairs. TAM shall furnish the Sub-adviser with such other documents and information with regard to the Fund's affairs as the Sub-adviser may from time to time reasonably request, and provide the Sub-adviser reasonable advance notice in writing of any changes to the Fund's Governing Documents or to its investment objectives, restrictions and policies, or to other policies adopted by the Fund and disclosed to the Sub-adviser, to the extent that such changes could impact Sub-adviser's management of the Fund or its obligations under this Agreement.

     (b) The Sub-adviser, at its expense, shall supply the Board, the officers of the Trust and TAM with all information and reports reasonably required by them and reasonably available to the Sub-adviser relating to the services provided by the Sub-adviser hereunder, including such information the Fund's Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

     6. COMPENSATION OF THE SUB-ADVISER. As compensation for the services performed by the Sub-adviser, TAM shall pay the Sub-adviser out of the advisory fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund's name on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the Effective Date of this Agreement, and shall constitute a full payment of the fee due the Sub-adviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund or, if less, the portion thereof comprising the Allocated Assets, in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund, or portion thereof comprising the Allocated Assets, shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Fund's then-current Prospectus or as may be determined by the Board.

     7. COMPENSATION OF TRUSTEES, OFFICERS AND EMPLOYEES. No Trustee, officer or employee of the Trust or the Fund shall receive from the Trust or the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of the Sub-adviser or any affiliated company of the Sub-adviser, except as the Board may decide. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Sub-adviser's or any affiliated company's staff.

     8. TERM. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its Effective Date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of that Fund.

     9. TERMINATION. This Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities. The Sub-adviser may terminate the Agreements only upon giving 90 days' advance written notice to TAM and the Fund. This Agreement shall terminate automatically in the event of its assignment by the Sub-adviser and shall not be assignable by TAM without the written consent of the Sub-adviser. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.

     10. USE OF NAME. Sub-Adviser hereby consents to and grants a non-exclusive license for the use by the Trust and the Fund of the names: "ProFund," "ProFund VP" and/or "ProFund UltraBear VP" (collectively, the "ProFund Names") and any derivatives thereof, as well as any logos that are now or shall hereafter be associated with the ProFund Names and are the valuable property of the Sub-adviser. In the event that this Agreement is terminated and the Sub-adviser no longer acts as investment sub-adviser to the Fund, the Sub-adviser reserves the right to withdraw such license from the Trust and the Fund the uses of the ProFund Names and logos or any name or logo misleadingly implying a continuing relationship between the Trust and the Advisor or any of its affiliates.

     11. LIABILITY OF THE SUB-ADVISER. The Sub-adviser may rely on information reasonably believed by it to be accurate and reliable. The Sub-adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Sub-adviser against any liability to TAM or the Fund to which the Sub-adviser would otherwise be subject by reason of Sub-Adviser's willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section, the term the "Sub-adviser" shall include any affiliates of the Sub-adviser performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Sub-adviser and such affiliates.

     12. CONFIDENTIALITY.

     (a) Confidentiality Obligation. All Confidential Information (defined below) relating to a Party will be held in confidence by the other Parties to the same extent and with at least the same degree of care as such other Party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care. No Party will disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other Party in any form to, or for the use or benefit of, any person or entity, including but not limited to affiliates of the Party, without the other Party's written consent. Each Party will, however, be permitted to disclose relevant aspects of the other Party's Confidential Information to its officers, agents and employees to the extent that such disclosure is reasonably necessary for the performance by the Party of its duties and obligations under this Agreement or for the exercise of its rights under this Agreement and such disclosure is not prohibited by applicable law. No Party will make use of such Confidential Information except under the terms and during the existence of this Agreement. Each Party's obligation under this Section shall extend five (5) years following termination or expiration of this Agreement.

     (b) Required Disclosure. In the event that a Party or an agent of a Party is requested or required by any governmental authority, whether by oral question, interrogatories, requests for information or documents, subpoenas, civil investigation or similar process, to disclose any of the Confidential Information of the other Party, such Party will provide the other Party with prompt notice of such requests so that the other Party may seek an appropriate protective order or similar relief, or if appropriate, waive compliance with the provisions of this Section. Such Party will use all commercially reasonable efforts to assist the other Party to obtain such a protective order or relief.

     (c) Return of Confidential Information. Upon expiration or termination of this Agreement, each Party will (i) promptly return to the other Party all of the Confidential Information of the other Party, or (ii) erase or destroy all of the Confidential Information of the other Party in its possession; provided, however, that each Party may retain copies of such Confidential Information solely for backup or archive purposes or if required by applicable law.

     (d) Equitable Relief. The Parties acknowledge that in the event of any breach of the confidentiality provisions set forth in this Section, the non-breaching Party may not have an adequate remedy at law. Consequently, the Parties agree that notwithstanding any other provision of this Agreement, each Party will be entitled to seek the remedies of temporary and permanent injunction, specific performance or any other form of equitable relief without the necessity of proving actual damages. This provision will not be construed as a waiver of any rights or defenses that a Party may have for damages or any other remedies to which such Party may be entitled.

     (e) "Confidential Information" of a Party means all information, know-how and materials, including but not limited to intellectual property rights, provided to a Party by or at the direction of the other Party that either was identified as being proprietary or confidential or that, by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary or confidential; provided, however, that the term "Confidential Information" will not include information that (i) is independently developed by the recipient, as demonstrated by the recipient's written records, without violating the disclosing Party's proprietary rights, (ii) is or becomes publicly known (other than through unauthorized disclosure), (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (iv) is already known by the recipient at the time of disclosure, as demonstrated by the recipient's written records, and the recipient has no obligation of confidentiality, or
          (v) is rightfully received by a Party free of any obligation of confidentiality.

     13. MEANINGS OF CERTAIN TERMS. For the purposes of this Agreement, the Fund's "net assets" shall be determined as provided in the Fund's then-current Prospectus and Statement of Additional Information and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, as may be interpreted by the SEC and/or its staff from time to time and subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

     14. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Fund. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed by the Trust, TAM and the Sub-adviser.

     15. BOOKS AND RECORDS. The Sub-adviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to TAM any of such records upon TAM's request. The Sub-adviser is permitted to retain copies of any records prepared by the Sub-adviser for regulatory and internal auditing purposes. The Sub-adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

     16. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Each party represents it is permitted under any and all applicable laws to perform and deliver this Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

     17. GOVERNING LAW. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Florida without regard to the conflict of law principles thereof.

     18. NOTICES. All notices or other communications required to be given pursuant to this Agreement shall be made in writing and delivered or mailed to the persons and addresses below:

          If to the Sub-adviser:
          ProFund Advisors LLC
          Attn: General Counsel
          7501 Wisconsin Avenue
          Suite 1000 - East Tower
          Bethesda, MD 20814

          Phone: (240) 497-6400

          If to TAM:

          Transamerica Asset Management, Inc.
          Attention: Christopher A. Staples
          570 Carillon Parkway
          St. Petersburg, FL 33716-1202

          Phone: (727) 299-1811

     The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

                                        TRANSAMERICA ASSET MANAGEMENT, INC.


                                        By: /s/ Christopher A. Staples
                                            ------------------------------------
                                        Name: Christopher A. Staples
                                        Title: Senior Vice President

                                        PROFUND ADVISORS LLC


                                        By: /s/ Michael L. Sapir
                                            -----------------------------------
                                        Name: Michael L. Sapir
                                        Title: Chief Executive Officer

                                   SCHEDULE A

     The Adviser shall pay the Sub-adviser, as full compensation for services provided and expenses assumed hereunder, a sub-advisory fee for each Fund set forth in the below table, computed daily and payable monthly at the annual rates listed below as a percentage of the aggregate average daily net assets of the Fund or portions thereof sub-advised by the Sub-adviser:

FUND                                        INVESTMENT SUB-ADVISORY FEE
----                                ----------------------------------------------
Transamerica ProFund UltraBear VP   0.40% of the first $250 million;
                                    0.35% over $250 million up to $750 million; and
                                    0.30% in excess of $750 million*.

*    Subject to a $40,000 annual minimum fee.